Exhibit 10.7
JACOBS SOLUTIONS INC.
FORM OF RESTRICTED STOCK UNIT AGREEMENT
(Performance Shares - Earnings Per Share)
(Awarded Pursuant to the Jacobs Solutions Inc. 2023 Stock Incentive Plan)
This Agreement is executed as of _______________, by and between Jacobs Solutions Inc. (the “Company” or “Jacobs”) and _______________ (“Employee”) pursuant to the Jacobs Solutions Inc. 2023 Stock Incentive Plan, as may be amended from time to time (the “Plan”). Unless the context clearly indicates otherwise, all terms defined in the Plan and used in this Agreement (whether or not capitalized) have the meanings as set forth in the Plan. The Agreement also includes the provisions included in the Terms and Conditions for International Employees (“Terms for International Employees”), which is applicable to Employee if Employee is employed or resides outside the United States.
1.Restricted Stock Units
Pursuant to the Plan, and in consideration for services rendered or to be rendered to the Company or Related Company or for their benefit, the Company hereby issues, as of the above date (the “Award Date”) to Employee an award of Restricted Stock Units in accordance with the Plan and the terms and conditions of this Agreement (the “Award”). The target number of Restricted Stock Units Employee is eligible to earn under this Agreement is _______________ (the “Target Earnings Per Share Restricted Stock Units”). Each Restricted Stock Unit represents the right to receive one share of Jacobs Common Stock (subject to adjustment pursuant to the Plan) in accordance with the terms and subject to the conditions (including the vesting conditions) set forth in this Agreement and the Plan. If, with respect to the Restricted Stock Units, Employee has made an effective and operative deferral election (“EDP Deferral Election”) under the Jacobs Solutions Inc. Executive Deferral Plan (“EDP”) with respect to the shares underlying this Agreement, the terms of the EDP and EDP Deferral Election governing the time and delivery of the shares underlying this Agreement that become vested, if any, are incorporated by reference herein.
2.Vesting and Distribution
(a)The Award shall not be vested as of the Award Date and shall be forfeitable by Employee without consideration or compensation unless and until otherwise vested pursuant to the terms of this Agreement.
(b)The number of Restricted Stock Units earned under this Agreement (the “Earned Earnings Per Share Restricted Stock Units”) shall be equal to the Target EPS Restricted Stock Units multiplied by the EPS Performance Multiplier (as defined herein). The “EPS Performance Multiplier” will be determined based upon the Company’s average adjusted Earnings Per Share (as defined herein) over the three-year period starting on the first day of fiscal 2024 and ending the last day of fiscal 2026 (the “Performance Period”).

The Earnings Per Share Performance Multiplier will be calculated as set forth in the following table based upon the average of the Company’s Earnings Per Share over the Performance Period:

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Restricted Stock Unit Agreement-EPS

From Fiscal Year 2024 through Fiscal Year 2026

Average Adjusted Earnings Per Share	Earnings Per Share Performance Multiplier
Less than $7.34	0%
$7.34	25%
$8.24	100%
$9.76	200%

The Earnings Per Share Performance Multiplier will be determined using straight-line interpolation based on the actual average adjusted Earnings Per Share results other than those listed in the chart above.
For purposes of this Section 2(b), “Earnings Per Share” for any fiscal period is computed by dividing Net Earnings by the weighted average number of shares of the Company’s common stock outstanding during the period. “Net Earnings” means the net earnings attributable to the Company as reported in its consolidated financial statements for such period determined in accordance with accounting principles generally accepted in the United States (“GAAP”) (A) as may be adjusted to eliminate the effects of (i) costs associated with restructuring activities, as determined in accordance with GAAP, regardless of whether the Company discloses publicly the amount of such restructuring costs or the fact that the Company engaged in restructuring activities during the periods restructuring costs were incurred; and (ii) gains or losses associated with discontinued operations, as determined in accordance with GAAP, but limited to the first reporting period an operation is determined to be discontinued and all subsequent periods (i.e., there will be no retroactive application of this adjustment); and (B) as adjusted for all gains or losses associated with events or transactions that the Committee has made a finding are unusual in nature, infrequently occurring and otherwise not indicative of the Company’s normal operations, and therefore, not indicative of the underlying Company performance. For purposes of this part (B), such events or transactions could include: (i) settlements of claims and litigation; (ii) disposals of operations including a disposition of a significant amount of the Company’s assets; (iii) losses on sales of investments; (iv) changes in laws and/or regulations; and (v) natural disasters, epidemics, pandemics or other acts of God.
(c)After the Award Date, a number of Restricted Stock Units equal to the Earned Earnings Per Share Restricted Stock Units will become 100% vested (referred to as “Vested Units”) on November 15, 2026 (the “Maturity Date”), provided that, except as provided in Section 2(d) below, Employee remains continuously employed by the Company or Related Company through such Maturity Date.
(d)Notwithstanding anything in this Agreement or Schedule B of the Plan to the contrary, in the event that Employee’s employment with the Company or Related Company terminates prior to the Maturity Date as a result of Employee’s Retirement, death, or Disability, this Award shall remain outstanding and shall vest on the Maturity Date (based on actual performance through the entire performance period); provided, that on the Maturity Date only a pro-rated portion (based on the number of days, during the period between the Award Date and the Maturity Date, that Employee was employed by the Company or Related Company prior to Employee’s Retirement death, or Disability) of the Earned Earnings Per Share Restricted Stock Units will become vested, with the remainder

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of the Award forfeited at that time. The foregoing notwithstanding, in the event of Employee’s termination of employment from the Company due to an involuntary layoff (e.g., reduction in force or redundancy action), the vesting period for Restricted Stock Units awarded under this Agreement shall continue to vest for a nine (9) months period following the date of Employee’s termination.
(e)Notwithstanding anything in this Agreement or Schedule B of the Plan to the contrary, in the event of a Change in Control, the number of Earned Earnings Per Share Restricted Stock Units shall be determined as of the date such Change in Control is consummated, rather than the Maturity Date, with the number of Earned Earnings Per Share Restricted Stock Units determined as set forth in Section 2(b) hereof, except that: (1) if the Change in Control occurs prior to the last day of fiscal year 2024, the Earnings Per Share Performance Multiplier will be 100%; and (2) if the Change in Control occurs upon or after the last day of fiscal year 2024, the Earnings Per Share Performance Multiplier shall be determined pursuant to Section 2(b) based upon the Company’s average Earnings Per Share based on information available as of the Change in Control.
Following a Change in Control, except as otherwise set forth in the Plan (including Schedule B thereof), the Earned Earnings Per Share Restricted Stock Units shall remain outstanding and subject to the terms and conditions of the Plan and this Agreement, including the vesting condition of continued employment through the Maturity Date.
(f)Except as set forth herein and in the Plan (including Schedule B thereof the terms of which shall apply to the Award), Employee has no rights, partial or otherwise, in the Award and/or any shares of Jacobs Common Stock subject thereto, unless and until the Award has been earned and vested pursuant to this Section 2.
(g)Each Vested Unit shall be settled by the delivery of one share of Common Stock (subject to adjustment under the Plan), unless the Committee elects to settle the Vested Unit in another form of consideration of equivalent value (as determined by the Committee in its sole discretion) in connection with or following a Change in Control. If Employee has not made any EDP Deferral Election with respect to Restricted Stock Units that become vested, settlement will occur as soon as practicable following certification by the Company of the number of Earnings Per Share Restricted Stock Units and passage of the Maturity Date (or, if earlier, the date the Award becomes vested pursuant to the terms of the Plan, including Schedule B thereof, or Section 2(d) above), but in no event later than 30 days following the Maturity Date (or such earlier date that the Award becomes vested). If Employee has made an EDP Deferral Election, deferred Vested Units shall be settled as soon as practicable following the date elected on Employee’s operative EDP Deferral Election or other settlement date set forth under the terms of the EDP. In any event, no fractional shares shall be issued pursuant to this Agreement.
(h)The Award (and any rights and obligations thereunder) may not be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than (i) by will, (ii) by the laws of descent and distribution or

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(iii) to any trust established solely for the benefit of Employee or any spouse, children or grandchildren of Employee, and the Award (and any rights thereunder) will be exercisable during the life of Employee only by Employee or Employee’s legal representative. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 2(h) will be null and void and if the Award is hedged in any manner, it will immediately be forfeited. All of the terms and conditions of the Plan and this Agreement will be binding upon any permitted successors and assigns. After the shares of Jacobs Common Stock issued under the Award have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Company’s trading policies as may be in effect from time to time and applicable law.
3.Section 409A Compliance
Notwithstanding any other provision of the Plan or this Agreement to the contrary, it is intended that this Award shall be exempted from the definition of “non-qualified deferred compensation” within the meaning of Section 409A of the IRS Code (together with any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury of the Internal Revenue Service, collectively “Section 409A”) or otherwise comply with the requirements of Section 409A, and the Plan shall be interpreted accordingly (including to avoid the imposition of any additional or accelerated taxes or other penalties under Section 409A of the Code). Under no circumstances, however, shall the Company have any liability under the Plan or this Agreement for any taxes, penalties or interest due on amounts paid or payable pursuant to the Plan and/or this Agreement or any EDP Deferral Election, including any taxes, penalties or interest imposed under Section 409A of the Code. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any payment or benefit under this Agreement, or any other plan or arrangement of the Company or its affiliates, is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to Employee by reason of Employee’s termination of employment, then (a) such payment or benefit shall be made or provided to Employee only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if Employee is a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment or benefit shall not be made or provided before the date that is six months after the date of Employee’s separation from service (or Employee’s earlier death). Each payment under this Agreement will be treated as a separate payment under Section 409A of the Code.
4.Status of Participant
Except as set forth in this section, Employee shall have no rights as a stockholder (including, without limitation, any voting rights or rights to receive dividends with respect to the shares of Jacobs Common Stock subject to the Award) with respect to either the Award granted hereunder or the shares of Jacobs Common Stock underlying the Award, unless and until such shares are issued in respect of Vested Units, and then only to the extent of such issued shares.
Notwithstanding the foregoing, Employee is entitled to a “Dividend Equivalent Right” under the EDP with respect to each Vested Unit for which delivery of the underlying share of Common Stock has been deferred pursuant to an EDP Deferral Election, to the extent the Company pays any cash dividend with respect to outstanding Jacobs Common Stock on or after the date on which such Vested Unit is deferred and while such Vested Unit remains outstanding. The term

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“Dividend Equivalent Right” shall mean a dollar amount equal to the per-share cash dividend paid by the Company. Any Dividend Equivalent Right will be subject to the same payment and other terms and conditions (including, if applicable, the terms of the EDP and EDP Deferral Election) as the Vested Unit to which it relates.
Except as otherwise provided under the terms of the EDP or EDP Deferral Election, if applicable: (a) any vested Dividend Equivalent Right with respect to Vested Units will be paid to Employee in cash at the same time the underlying share of Common Stock is delivered to Employee; and (b)  Employee will not be credited with Dividend Equivalent Rights with respect to any Restricted Stock Unit prior to vesting or to any Restricted Stock Unit that, as of the record date for the relevant dividend, is no longer outstanding for any reason (e.g., because it has been settled in Common Stock or has been terminated), and Employee will not be entitled to any payment for Dividend Equivalent Rights with respect to any Restricted Stock Unit that terminates without vesting. For purposes of this Agreement, a Vested Unit that has not yet been settled (e.g., because of an EDP Deferral Election) shall be considered outstanding for purposes of this Section 4.
No shares may be issued in respect of Vested Units if, in the opinion of counsel for the Company, all then applicable requirements of the Securities and Exchange Commission and any other regulatory agencies having jurisdiction and of any stock exchange upon which the shares of the Company may be listed are not fully met, and, as a condition of the issuance of shares, Employee shall take all such action as counsel may advise is necessary for Employee to take to meet such requirements.
5.Nature of Award
In accepting the Award, Employee acknowledges, understands and agrees that:
(a)The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)The Award of the Restricted Stock Units hereunder is voluntary and occasional and does not create any contractual or other right to receive future Awards of Restricted Stock Units, or any benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been awarded in the past;
(c)All decisions with respect to future Restricted Stock Unit or other awards, if any, will be at the sole discretion of the Company;
(d)The Award and Employee’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company, or any Related Companies and shall not interfere with the ability of the Company, or any Related Company, as applicable, to terminate Employee’s employment or service relationship (if any);
(e)The Award and the shares of Jacobs Common Stock subject to the Award, the value of same, and any ultimate gain, loss, income or expense associated with the Award are not part of Employee’s normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal,

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end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(f)No claim or entitlement to compensation or damages shall arise from forfeiture of the Award for any reason, including forfeiture resulting from Employee ceasing to provide employment or other services to the Company or any Related Company (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Employee is employed or the terms of Employee’s employment agreement, if any), and in consideration of the Award to which Employee is otherwise not entitled, Employee irrevocably agrees never to institute or allow to be instituted on Employee’s behalf any claim against the Company or any of its Related Companies, waives Employee’s ability, if any, to bring any such claim, and releases the Company and any Related Companies from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Employee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.
6.Restrictive Covenants, Repayment Obligations and Injunctive Relief
By signing (electronically or otherwise) this Agreement and/or electronically accepting the associated Award grant, Employee acknowledges and agrees that Jacobs will be providing Employee with Jacobs’ confidential, highly sensitive, proprietary, and/or trade secret information, including, but not limited to, in the very competitive consulting, engineering/advanced engineering, design, construction, construction management, project and program management, technology solutions, government and municipal services, and/or intelligence, cyber/cybersecurity and counterterrorism services businesses. In this regard, Employee also acknowledges and recognizes that Jacobs will be placing Employee in a position or in positions of trust with respect to building Jacobs’ business goodwill on a global basis, and with respect to learning Jacobs’ global business information of a highly sensitive, confidential, proprietary, and/or trade secret nature, including but not limited to, names and duties of key personnel, non-public business and growth/expansion plans, organizational restructuring, business and functional strategies, proprietary training materials, marketing and business development initiatives and prospects, financial results and forecasts, mitigation strategies, bidding information, cost and charging rates and their make-up and structure, customer lists, and profit and operating margins (collectively, “Sensitive Information”). Employee further acknowledges and agrees that the restrictive covenants in this Section 6 and its Subsections are reasonable as to scope and duration, and are necessary to protect Jacobs’ global business goodwill and Sensitive Information that Employee will receive, and will have access to, during Employee’s employment with Jacobs. Employee agrees that the restrictive covenants do not impose a greater restraint than is necessary to protect Jacobs’ goodwill and business interests. Accordingly, in accepting the Award, Employee acknowledges, understands and agrees that:
(a)While employed with Jacobs, and following Employee’s termination of employment with Jacobs for any reason, Employee shall not perform work for any company or third party on any proposals, bids, statements of qualifications, or other business development tasks (collectively, “Proposals”) that are open as of Employee’s termination of employment date and not yet awarded as of such date that Jacobs is (i) exploring, pursing and/or bidding upon (collectively, “Open Pursuits”) and (ii) about which Employee learned or had knowledge of Jacobs’, its

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clients’ and/or its business affiliates’ Sensitive Information or other confidential, proprietary and trade secret information. Employee agrees not to work, directly or indirectly, on any such Open Pursuits for any company or third party since it would not be possible for Employee to assist such company or third party in submitting any Proposals or refining offers on the same Open Pursuits without using and inevitably disclosing Jacobs’, its clients’ and/or its business affiliates’ Sensitive Information or other confidential, proprietary and trade secret information in Employee’s possession.
(b)All Sensitive Information and rights relating thereto shall be and remain the sole and exclusive property of Jacobs. While in the employ of Jacobs and at all times thereafter, Employee will not, without the express prior written consent of Jacobs, directly or indirectly, communicate or divulge to, or use (or permit others to communicate, divulge or use) Sensitive Information for Employee’s personal benefit or for the benefit of any person, firm, partnership, entity or corporation not authorized by Jacobs. Employee will not use Sensitive Information in any way or in any capacity other than as an employee of Jacobs to further the interests of Jacobs. Employee also promises to take all reasonable steps to protect and maintain the confidentiality of Jacobs’ Sensitive Information, including by adhering to the Company Code of Conduct, policies, and training pertaining to the protection of Company proprietary and trade secret information. In this regard, Employee agrees not to download, copy or transfer Sensitive Information (including to unauthorized external devices, such as a personal hard drive or thumb drive), and further agrees not to undertake any conduct that sabotages the Company’s business and/or IT systems or which is intended to avoid or which has the effect of avoiding Company IT security and IT security protocols that pertain to the protection of Sensitive Information. Notwithstanding the foregoing, and subject to the rights set forth below in this Section 6(b), Employee may disclose or use such Sensitive Information only to the extent that disclosure or use thereof is required (i) in the course of Employee’s employment with Jacobs and consistent with the promotion of its best interests, or (ii) by a court or other governmental agency of competent jurisdiction, provided that Employee promptly notifies Jacobs’ Legal Department and cooperates fully with Jacobs in obtaining any available protective order or the equivalent thereof prior to the disclosure of such information; provided, further that any Sensitive Information shall continue to be subject to this Agreement for other purposes to the extent it is subject to a protective order or the equivalent. Nothing herein or in any other agreement between Employee and Jacobs shall (i) restrict or prohibit Employee (or Employee’s attorney) from initiating communications directly with, responding to any inquiries from, providing truthful testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a governmental agency or entity, including the Securities and Exchange Commission, or from making other disclosures that are protected under the whistleblower provisions of any applicable federal or state law or regulation; or (ii) preclude Employee from disclosing or discussing information lawfully acquired about wages, hours or other terms and conditions of employment if used by for purposes protected by Section 7 of the National Labor Relations Act such as joining or forming a union, engaging in collective bargaining, or engaging in other concerted activity for the mutual aid or protection of employees. Employee recognizes that, in connection with any such activity, Employee must inform such

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authority that the information Employee is providing is confidential. Despite the foregoing, Employee is not permitted to reveal to any third party, including any governmental or self-regulatory authority, information Employee came to learn during Employee’s service to Jacobs that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. Jacobs does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. For the avoidance of doubt, nothing herein shall be construed to prevent or limit Employee from recovering a bounty or award for providing truthful information to any governmental authority concerning any suspected violation of law. Furthermore, Employee is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to Employee’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.
(c)In the event Employee breaches Subsection 6(a) and/or 6(b) of this Agreement, in addition to and without limiting any other right or remedy that Jacobs may have, including Jacobs’ right to obtain injunctive relief pursuant to Subsection 6(g), below, an award of monetary damages, and/or any other form of remedy, Jacobs shall be entitled to receive from Employee all Common Stock that vested under this Agreement during the period beginning twelve (12) months prior to Employee’s termination date․ If Employee has sold, transferred, or otherwise disposed of such vested Common Stock, Jacobs shall be entitled to receive from Employee the full value of such Common Stock on the date of sale, transfer, or other disposition (less any taxes withheld at the time of vesting and any taxes withheld or otherwise paid by Employee with respect to the sale, transfer or other disposition).
(d)Upon termination of Employee’s employment with the Company, Employee agrees to promptly return to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to Employee during or prior to Employee’s employment with the Company, and any copies thereof in Employee’s (or capable of being reduced to Employee’s) possession, custody or control.
(e)During Employee’s employment with Jacobs and for a period of one (1) year following Employee’s termination of employment date, Employee shall not, either directly or indirectly, for Employee or on behalf of any third party, solicit, induce, recruit, or cause another person in the employ of Jacobs to terminate their employment for the purpose of joining, associating or becoming employed with

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any Competitor. Competitor for purposes of this Subsection means the consulting, engineering/advanced engineering, design, construction, construction management, project and program management, technology solutions, government and municipal services, and intelligence, cyber/cybersecurity and/or counterterrorism services companies in the building and infrastructure, advance facilities, transportation, water/waste water, aerospace, nuclear, and/or technology sectors in which Jacobs does business. This Subsection will not apply to Employees based out of any jurisdiction which by applicable law prohibits employee non-solicitation agreements of the type set out in this Subsection
(f)During Employee’s employment with Jacobs and for a period of one (1) year following Employee’s termination of employment date, Employee shall not, either directly or indirectly, for Employee or on behalf of any third party, solicit, induce, recruit, encourage or otherwise endeavor to cause or attempt to cause any client, vendor or contractor of Jacobs to modify, alter and/or terminate its relationship with Jacobs. This Subsection will not apply to Employees based out of any jurisdiction which by applicable law prohibits non-solicitation agreements of the type set out in this Subsection.
(g)By accepting this Agreement, Employee hereby acknowledges (i) that the Company will suffer irreparable harm if Employee breaches Employee’s obligations under this Agreement; and (ii) that monetary damages will be inadequate to compensate the Company for such a breach. Therefore, Employee agrees, acknowledges and understands that if Employee breaches any of the restrictive convention provisions in this Section 6 and its Subsections, then the Company shall be entitled to injunctive relief, in addition to any other remedies at law or equity, to enforce such provisions.
(h)In the event of a breach by Employee of any of the restrictive covenant provisions in Section 6 and its Subsections, Employee agrees that the restricted period applicable to the restricted covenant provision being breached shall be automatically extended for a period equal to the breaching period.
(i)The restrictive covenant provisions in Section 6 and its Subsections are material and important terms of this Agreement, and therefore Employee further agrees that should all or any part or application of the restrictive covenant provisions be held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between Employee and the Company, Jacobs shall be entitled to receive from Employee all Common Stock that vested under this Agreement during the period beginning twenty-four (24) months prior to Employee’s termination date․ If Employee has sold, transferred, or otherwise disposed of such vested Common Stock, Jacobs shall be entitled to receive from Employee the full value of such Common Stock on the date of sale, transfer, or other disposition (less any taxes withheld at the time of vesting and any taxes withheld or otherwise paid by Employee with respect to the sale, transfer or other disposition).
(j)In case any one or more of the restrictive covenant provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such

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invalid, illegal or unenforceable provision had never been contained in this Agreement. Additionally, if any one or more of the restrictive covenant provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity, or subject, it shall be construed or reformed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law.
7.Data Privacy
Employee understands that the Company and/or a Related Company may hold certain personal information about Employee in connection with this Agreement (including the terms of the EDP and EDP Deferral Election to the extent applicable under Section 1), including, but not limited to, Employee’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares of Jacobs Common Stock or directorships held in the Company, details of all Awards or any other entitlement to shares of Jacobs Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Employee’s favor, for the exclusive purpose of implementing, administering and managing the Plan and this Agreement (“Data”).
Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Employee’s personal Data by and among, as applicable, the Company and its Related Companies for the exclusive purpose of implementing, administering and managing Employee’s participation in the Plan and under this Agreement.
Employee understands that Data will be transferred to the Company’s broker, administrative agents or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Employee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country or countries in which such recipients reside or operate (e.g., the United States) may have different data privacy laws and protections than Employee’s country. Employee understands that if Employee resides outside the United States, Employee may request a list with the names and addresses of any potential recipients of the Data by contacting Employee’s local human resources representative. Employee understands that Data will be held only as long as is necessary to implement, administer and manage Employee’s participation in the Plan and this Agreement or as required under applicable law.
8.Payment of Withholding Taxes
Employee acknowledges that, regardless of any action taken by the Company or Related Companies or, if different, Employee’s employer (the “Employer”) the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Employee’s participation in the Plan and legally applicable to Employee or deemed by the Company, Related Company or the Employer in its discretion to be an appropriate charge to Employee even if legally applicable to the Company, Related Company or the Employer (“Tax-Related Items”), is and remains Employee’s responsibility and may exceed the amount actually withheld by the Company, Related Company or the Employer. Employee further acknowledges and agrees that the Company or Related Company and/or the Employer may, if it so determines, offset any Employer tax liabilities deemed applicable to Employee by reducing the shares of Jacobs Common Stock otherwise deliverable to Employee pursuant to this Agreement. Employee further acknowledges that the Company, Related Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-

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Related Items in connection with any aspect of the Restricted Stock Units including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of shares of Jacobs Common Stock acquired pursuant to such settlement; and (2) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Restricted Stock Units to reduce or eliminate Employee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Employee is subject to Tax-Related Items in more than one jurisdiction between the Award Date and the date of any relevant taxable or tax withholding event, as applicable, Employee acknowledges that the Company, Related Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The Company may refuse to issue or deliver any shares of Jacobs Common Stock to Employee until the obligation for any Tax-Related Items due in connection with the Award has been satisfied.
Under no circumstances can the Company be required to withhold from the shares of Jacobs Common Stock that would otherwise be delivered to Employee upon settlement of the Award a number of shares having a total Fair Market Value that exceeds the amount of withholding taxes as determined by the Company at the time the Award vests.
9.Services as Employee
Employee shall not be deemed to have ceased to be employed by the Company (or any Related Company) for purposes of this Agreement by reason of Employee’s transfer to a Related Company (or to the Company or to another Related Company). The Committee may determine that, for purposes of this Agreement, Employee shall be considered as still in the employ of the Company or of the Related Company while on leave of absence.
Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Company or any Related Company, affects Employee’s status as an employee at will who is subject to termination without cause, confers upon Employee any right to remain employed by or in service to the Company or any Related Company, interferes in any way with the right of the Company or any Related Company, as applicable, at any time to terminate such employment or services, or affects the right of the Company or any Related Company, as applicable, to increase or decrease Employee’s other compensation or benefits. Nothing in this Section, however, is intended to adversely affect any independent contractual right of Employee (if any) without Employee’s consent thereto.
10.Miscellaneous Provisions
This Agreement is governed in all respects by the Plan and applicable law. In the event of any inconsistency between the terms of the Plan and this Agreement, (including the “Terms for International Employees”), the terms of the Plan shall prevail. Subject to the limitations of the Plan, the Company may, with the written consent of Employee, amend this Agreement. This Agreement shall be construed, administered and enforced according to the laws of the State of Delaware. By accepting this Agreement, Employee agrees to submit to the jurisdiction and venue of any court of competent jurisdiction in Delaware without regard to conflict of laws, rules or principles, for any claim arising out of this Agreement.
11.Clawback
By signing (electronically or otherwise) this Agreement and/or electronically accepting the associated Award grant, Employee agrees to be bound by, and subject to, the terms and

Jacobs Solutions Inc.
Restricted Stock Unit Agreement-EPS

conditions of any clawback, forfeiture, recoupment, or similar requirement required to apply to incentive-based compensation granted to Employee under the programs, policies and procedures of the Company (as may be adopted from time to time) by any current or future applicable law or listing standard or regulatory body, including any clawback or forfeiture provisions set forth herein, and to the extent Employee is or becomes subject such policies, the Company’s Mandatory Clawback Policy (as may be amended from time to time) and/or the Company’s Enhanced Clawback Policy (as may be amended from time to time), including the restrictive covenants set forth therein. To the extent Employee does become subject to the Company’s Enhanced Clawback Policy (as may be amended from time to time), Employee acknowledges and agrees that the restrictive covenants as set out in the Enhanced Clawback Policy (as may be amended from time to time) shall take precedence over any conflicting restrictive covenants as set out in this Agreement.
12.Agreement of Employee
By signing (electronically or otherwise) this Agreement and/or electronically accepting this Award grant, Employee (a) agrees to the terms and conditions of this Agreement, (b) confirms receipt of a copy of the Plan and all amendments and supplements thereto, and (c) appoints the officers of the Company as Employee’s true and lawful attorney-in-fact, with full power of substitution in the premises, granting to each full power and authority to do and perform any and every act whatsoever requisite, necessary, or proper to be done, on behalf of Employee which, in the opinion of such attorney-in-fact, is necessary or prudent to effect the delivery of the Jacobs Common Stock to Employee, or the forfeiture of the Award to the Company, , in accordance with the terms and conditions of this Agreement.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

JACOBS SOLUTIONS INC.
Robert V. Pragada
Chief Executive Officer